EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President — Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS

•                  Reports full year 2013 Kate Spade adjusted brand EBITDA of $130 million, compared to $95 million in 2012, a 37.4% increase

•                  Reports Q4 Kate Spade direct to consumer comparable sales growth of 30%

•                  Reports net debt of $264 million

•                  Ends the year with an NOL balance in excess of $450 million, inclusive of the impact of the sale of Lucky Brand

New York, NY — February 25, 2014 — Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced results for the fourth quarter of 2013. For the fourth quarter of 2013 on a GAAP basis, income from continuing operations, which includes the Juicy Couture Brand and excludes the Lucky Brand, was $161 million, or $1.29 per diluted share, compared to income from continuing operations of $52 million, or $0.42 per share, for the fourth quarter of 2012. Lucky Brand Jeans results are now reported as discontinued operations, after successfully closing on that business on February 3, 2014.

Net sales for the fourth quarter of 2013, which includes Juicy Couture and excludes Lucky Brand, were $427 million, an increase of $78 million, or 22.3%, from the comparable 2012 period. Adjusted diluted earnings per share from continuing operations for the fourth quarter of 2013 was $0.15, compared to $0.04 for the fourth quarter of 2012.

Adjusted EBITDA, net of foreign currency transaction adjustments, which includes Juicy Couture and excludes Lucky Brand, was $65 million for the fourth quarter of 2013 and $48 million for the fourth quarter of 2012.

For the full year of 2013, the Company recorded income from continuing operations, which includes Juicy Couture and excludes Lucky Brand, of $74 million, or $0.60 per share, compared to a loss from continuing operations for the full year of 2012 of ($70) million, or ($0.64) per share. Adjusted diluted loss per share from continuing operations in the full year of 2013 was ($0.15), compared to ($0.31) in the full year of 2012. Net sales for the full year of 2013 were $1.265 billion, an increase of $222 million, or 21.2%, from the comparable 2012 period.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc. said: “Full year 2013 Kate Spade adjusted brand EBITDA was $130 million, compared to $95 million in 2012, reflecting a sizeable 37.4% increase. Inclusive of the results of Lucky Brand, which was still part of our brand portfolio in the fourth quarter, but excluding the results of Juicy Couture, full year 2013 adjusted EBITDA was $126 million, consistent with our recently provided guidance. As discussed in our early January pre-announcement, Kate Spade performed well in a very promotional environment in the fourth quarter, delivering direct to consumer comparable sales growth of 30%. We also continue to be pleased with the wind down of our Juicy Couture operations, which is proceeding according to plan.”

Mr. McComb concluded: “Today, I formally hand over the CEO role to Craig Leavitt. I leave the Company very confident about its future as this new senior management team of Craig, Chief Creative Officer Deborah Lloyd and President and COO George Carrara is well positioned to deliver on Kate Spade’s significant growth opportunities. We expect that this team will drive Kate Spade to reach its full potential and we are optimistic about the brand’s ability to deliver sizeable growth in 2014 and beyond. Reflecting this exciting time, the Company’s name changes tomorrow to Kate Spade & Company and our stock begins trading under the new ticker (NYSE:KATE).”

Craig A. Leavitt, Chief Executive Officer of Kate Spade & Company, Inc. said: “Bill’s vision and leadership have helped fuel the rapid growth of the Kate Spade brand.  Last year, we marked the brand’s 20th anniversary, and we look forward to our brand’s next chapter, especially the next five years, which will be powered by the resources and focus coming out of our monobrand focus. We face many growth opportunities now as Kate Spade & Company across channels of distribution, product categories and geographies.  This momentum is underscored by our recently announced acquisition of our Southeast Asia distributor relationship, enabling us to accelerate growth in this key market.”

Mr. Leavitt concluded: “Even with all of the bad weather, I’m happy with the business trends in the first quarter-to-date, which are consistent overall with our expectations. We are seeing continued strong performance in the key handbag/small leather goods category, in particular. We can also re-affirm our previously guided range of $115 to $125 million for adjusted EBITDA for fiscal 2014, which includes Kate Spade, the Adelington Design Group and Corporate.”

The adjusted results for the fourth quarter and full year of 2013 and 2012, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, impairment of intangible assets, losses on extinguishment of debt, impairment of cost investment, gain on sales of trademarks, gain on acquisition of subsidiary and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present Adjusted EBITDA, which we define as income (loss) from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, depreciation and amortization, net, losses on extinguishment of debt, gain on sales of trademarks, gain on acquisition of subsidiary, expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, non-cash impairment charges, losses on asset disposals and non-cash share-based compensation expense. We also present Adjusted EBITDA, net of foreign currency transaction adjustments, which is Adjusted EBITDA further adjusted to exclude unrealized and certain realized foreign currency transaction adjustments, net. We present the above-described Adjusted EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am eastern time today to discuss its results for the fourth quarter of 2013. The dial-in number is 1-888-694-4676 with pass code 59233425. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-K for the full year 2013, filed with the Securities and Exchange Commission.

FOURTH QUARTER RESULTS

Adjusted EBITDA

Our CEO evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA.  Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments. Unallocated Corporate costs also exclude non-cash share-based compensation expense.  Therefore, Segment Adjusted EBITDA does not include Corporate costs associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs. We do not allocate amounts reported below Operating income (loss) to our reportable segments, other than equity income (loss) in equity method investees. Our definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Overall Results

Net sales from continuing operations for the fourth quarter of 2013 were $427 million, an increase of $78 million, or 22.3% from the fourth quarter of 2012, reflecting an increase in sales in our Kate Spade segment, partially offset by declines in sales in our Juicy Couture and Adelington Design Group segments. Net sales for the fourth quarter of 2013 and 2012 included $26 million and $16 million of Kate Spade Japan net sales, respectively.

Gross profit as a percentage of net sales increased to 56.8% in the fourth quarter of 2013, compared to 56.2% in the comparable 2012 period, primarily reflecting increased gross profit in our Kate Spade segment, which runs at a higher gross profit rate than the Company average, partially offset by decreased gross profit rates in our Kate Spade and Juicy Couture segments.

Selling, general & administrative expenses (“SG&A”) increased $78 million, or 44.1%, to $254 million in the fourth quarter of 2013 compared to the fourth quarter of 2012. The increase in SG&A reflected the following:

•                  A $55 million increase in expenses associated with our streamlining initiatives, brand-exiting activities and acquisition related costs;

•                  A $34 million increase in SG&A in our Kate Spade segment, primarily related to direct-to-consumer expansion reflecting: (i) increased rent and other store operating expenses; (ii) increased professional fees; and (iii) increased e-commerce fees and advertising expenses. The increase also included incremental SG&A associated with Kate Spade Japan and the launch of Kate Spade Saturday; and

•                  An $11 million net decrease in costs in our Juicy Couture and Adelington Design Group segments and unallocated Corporate costs.

SG&A as a percentage of net sales was 59.6% in the fourth quarter of 2013, compared to 50.5% in the fourth quarter of 2012.

Impairment of Intangible Assets was ($2) million in the fourth quarter of 2013, reflecting a non-cash impairment charge in our Juicy Couture segment related to the decreased use of merchandising rights for such brand.

Operating Loss was ($13) million ((3.1%) of net sales) in the fourth quarter of 2013 compared to operating income of $20 million (5.7% of net sales) in the fourth quarter of 2012.

Other Income (Expense), net was ($2) million in the fourth quarter of 2012, primarily reflecting (i) foreign currency transaction gains and losses and (ii) equity in (losses) earnings of our investments in equity investees.

Gain on Acquisition of Subsidiary was $40 million in the fourth quarter of 2012, resulting from the adjustment of our pre-existing 49.0% interest in Kate Spade Japan (KSJ) to estimated fair value, as we converted KSJ from its prior joint venture structure to a wholly-owned subsidiary.

Gain on Sales of Trademarks, Net was $179 million in the fourth quarter of 2013, resulting from the sale of the Juicy Couture intellectual property.

Loss on Extinguishment of Debt was ($1) million in the fourth quarter of 2012 resulting from the conversion of $12 million aggregate principal amount of our Convertible Notes into 3 million shares of our common stock.

Interest expense, net was $11 million in the fourth quarter of 2013, compared to $14 million in the fourth quarter of 2012, primarily reflecting a $1 million decrease in each of interest expense related to the Convertible Notes, the Senior Notes and amortization of deferred financing fees.

Benefit for Income Taxes was $7 million in the fourth quarter of 2013 compared to $9 million in the fourth quarter of 2012, primarily resulting from a decrease in deferred tax liabilities associated with the Juicy trademark divestiture, and refunds received.  The total benefit recorded in each of the fourth quarters of 2013 and 2012 was partially offset by an increase in the accrual for interest related to uncertain tax positions.

Income from continuing operations in the fourth quarter of 2013 was $161 million, or $1.29 per diluted share, compared to income of $52 million, or $0.42 per diluted share in the fourth quarter of 2012. Adjusted diluted earnings per share from continuing operations in the fourth quarter of 2013 was $0.15, compared to $0.04 in the fourth quarter of 2012.

Net income in the fourth quarter of 2013 was $185 million, inclusive of income related to discontinued operations of $24 million, compared to net income of $57 million, inclusive of income related to discontinued operations of $5 million in the fourth quarter of 2012. Net income per diluted share was $1.48 in the fourth quarter of 2013, compared to $0.47 in the fourth quarter of 2012.

Balance Sheet and Cash Flow

Accounts Receivable decreased $32 million, or 26.3%, at year-end 2013 compared to year-end 2012, primarily due to the presentation of Lucky Brand accounts receivable as held for sale at year- end 2013 and decreased wholesale sales in our Juicy Couture and Adelington Design Group segments, partially offset by increased wholesale sales in our Kate Spade segment.

Inventories decreased $36 million, or 16.3% at year-end 2013 compared to year-end 2012, primarily due to the presentation of Lucky Brand inventory as held for sale at year-end 2013 and a decrease in Juicy Couture inventory, partially offset by an increase in Kate Spade inventory to support growth initiatives.

Cash flow used in continuing operating activities for the last twelve months was ($5) million, including a $20 million advance refunded to JCPenney in February 2013.

Debt outstanding decreased to $394 million at year-end 2013 compared to $406 million at year-end 2012. We ended 2013 with $130 million in cash and cash equivalents and marketable securities, compared to $59 million at the end of 2012. The $83 million decrease in our net debt position over the last twelve months primarily reflected: (i) the receipt of net proceeds of $193 million from the dispositions of the Juicy Couture intellectual property and our investment in Mexx; (ii) the funding of $81 million of capital and in-store shop expenditures over the last 12 months; (iii) the use of $52 million in cash from discontinued operations over the past 12 months; (iv) the receipt of aggregate net proceeds of $29 million from the sale-leaseback of our Ohio Facility and North Bergen, NJ office; and (v) the conversion of $20 million aggregate principal amount of our Convertible Notes into 5.6 million shares of our common stock. We also used $5 million of cash in operating activities of our continuing operations during 2013.

Segment Highlights

Net sales and Segment Adjusted EBITDA for our reportable segments are provided below:

Kate Spade

Net sales for Kate Spade were $256 million, a 48.0% increase compared to 2012, reflecting increases across all operations in the segment. Net sales for the fourth quarter of 2013 and 2012 included $26 million and $16 million of Kate Spade Japan net sales, respectively.

Store counts and key operating metrics are as follows:

•                  We ended the quarter with 118 specialty retail stores, 51 outlet stores and 43 concessions, reflecting the opening (net of closures) of 37 specialty retail stores, 11 outlet stores and 11 concessions over the last 12 months;

•                  Average retail square footage in the fourth quarter was approximately 303 thousand square feet, a 52.5% increase compared to 2012;

•                  Sales per square foot for comparable stores for the latest twelve months were $1,265; and

•                  Comparable direct-to-consumer sales (inclusive of e-commerce) increased 30% in the fourth quarter of 2013.

Kate Spade Segment Adjusted EBITDA in the fourth quarter was $64 million (25.1% of net sales), compared to Segment Adjusted EBITDA of $43 million (25.1% of net sales) in 2012.

Juicy Couture

Net sales for Juicy Couture were $152 million, a (1.4%) decrease compared to 2012, which primarily reflected decreases in our wholesale, specialty retail and licensing operations, partially offset by increases in our outlet and ecommerce operations.

Store counts and key operating metrics are as follows:

•                  We ended the quarter with 74 specialty retail stores and 53 outlet stores, reflecting the closure (net of openings) of  4 specialty retail stores, 2 concessions and 1 outlet store over the past 12 months;

•                  Average retail square footage in the fourth quarter was approximately 407 thousand square feet, a 4.0% decrease compared to 2012;

•                  Sales per square foot for comparable stores for the latest twelve months were $627; and

•                  Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) increased 3% in the fourth quarter of 2013.

Juicy Couture Segment Adjusted EBITDA in the fourth quarter of 2013 was $10 million (6.6% of sales) and $12 million (7.8% of net sales) in the fourth quarter of 2012.

Adelington Design Group

Net sales for the Adelington Design Group segment decreased $3 million, or 13.0%, in the fourth quarter to $20 million, reflecting:

•                  A net $3 million decrease, related to the licensed Liz Claiborne brands, including Lizwear and Liz Claiborne New York;

•                  A $1 million decrease in net sales primarily related to the expiration of our Dana Buchman brand supplier agreement; and

•                  A $1 million increase in Monet net sales.

Adelington Design Group Segment Adjusted EBITDA in the fourth quarter was $5 million (27.3% of net sales), compared to Segment Adjusted EBITDA of $7 million (30.7% of net sales) in 2012.

Corporate

Unallocated Corporate Costs were ($14) million in the fourth quarter of 2012 and ($15) million in 2013.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. owns the Kate Spade family of brands including kate spade new york, Kate Spade Saturday and Jack Spade. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines. In November 2013, the Company completed the sale of the Juicy Couture intellectual property to Authentic Brands Group (ABG) and is working under a license from ABG as the Company transitions and winds down the Juicy Couture business through 2014. The Company also has a license for the Liz Claiborne New York brand, available at QVC, and Lizwear, which is distributed through the club store channel. Visit www.fifthandpacific.com for more information. Fifth & Pacific Companies, Inc. is scheduled to change its name to Kate Spade & Company following the release of fourth quarter earnings results on Tuesday, February 25, 2014, after which the Company will begin trading as NYSE:KATE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference into, this press release, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation: our ability to complete the transition to a mono-brand business centered on the KATE SPADE family of brands, including our ability to successfully complete the transition of our management and operations; our ability to operate as a mono-brand business and to successfully implement our long-term strategic plans; general economic conditions in the United States, Asia, Europe and other parts of the world, including the impact of income tax changes and debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; issues related to our current level of debt, including an inability to pursue certain business strategies because of the restrictive covenants in the agreements governing our debt and our potential inability to obtain the capital resources needed to operate and grow our business; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; our ability to expand into markets outside of the US, such as India, Russia, South East Asia, and South America, as well as continued expansion in China, Japan and Brazil, including our ability to promote brand awareness in our international markets, find suitable partners in certain of those markets and hire and retain key employees for those markets; our ability to maintain targeted profit margins and levels of promotional activity; our ability to expand our retail footprint with profitable store locations; our ability to achieve the business plan of our KATE SPADE SATURDAY business, including our ability to attract new customers; our ability to implement operational improvements and realize economies of scale in finished product and raw material costs in connection with growth in our business;  our ability to expand the KATE SPADE family of brands into new product categories; our ability to successfully implement our marketing initiatives; risks associated with the sale of the LUCKY BRAND business, including our ability to collect the full amount of principal and interest due and owing pursuant to a three year note issued by Lucky Brand Dungarees, LLC, an affiliate of Leonard Green & Partners, L.P., to us as partial consideration for the purchase of the LUCKY BRAND business and our ability to comply with our transition service requirements; risks associated with the sale of the JUICY COUTURE intellectual property to Authentic Brands Group, including our ability to complete and implement the transition plan for the JUICY COUTURE business in a satisfactory manner and to manage the associated transition costs, the impact of the transition plan and the announced future plans for the JUICY COUTURE brand on our relationships with our employees, our major customers, vendors and landlords and unanticipated expenses and charges that may occur as a result of the transition plan and the announced future plans for the JUICY COUTURE brand, such as litigation risks, including litigation regarding employment and workers’ compensation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; whether we will be successful operating the KATE SPADE business in Japan and the risks associated with such operation; risks associated with decreased diversification of our business as a result of the reduction of our brand portfolio to the KATE SPADE and Adelington Design Group businesses; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; risks associated with the dependence of our Adelington Design Group business on third party arrangements and partners; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited, which results in a single third party foreign buying/sourcing agent for a significant portion of our products; risks associated with our arrangement to continue to operate the Ohio distribution facility with a third party operations and labor management company that provides distribution operations services, including risks related to increased operating expenses, systems capabilities and operating under a third party arrangement; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened;  our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems, both owned and licensed, and with our third party e-commerce platforms and operations; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigation and other proceedings in which we are involved.  The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this press release and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in this press release (including those under the caption “Cautionary Statement Regarding Forward-Looking Statement”), and in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013 to be filed with the SEC, including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	December 28, 2013	% of	December 29, 2012	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$426,944	100.0%	$349,087	100.0%
Cost of goods sold	184,317	43.2%	152,881	43.8%
Gross Profit	242,627	56.8%	196,206	56.2%
Selling, general & administrative expenses	254,333	59.6%	176,454	50.5%
Impairment of intangible assets	1,691	0.4%	—	—
Operating (Loss) Income	(13,397)	(3.1)%	19,752	5.7%
Other expense, net	(225)	(0.1)%	(1,682)	(0.5)%
Gain on acquisition of subsidiary	—	—	40,065	11.5%
Gain on sales of trademarks, net	179,218	42.0%	—	—
Loss on extinguishment of debt	—	—	(1,085)	(0.3)%
Interest expense, net	(11,186)	(2.6)%	(13,825)	(4.0)%
Income Before Benefit for Income Taxes	154,410	36.2%	43,225	12.4%
Benefit for income taxes	(6,897)	(1.6)%	(8,553)	(2.5)%
Income from Continuing Operations	161,307	37.8%	51,778	14.8%
Discontinued operations, net of income taxes	23,865		5,256
Net Income	$185,172		$57,034

Earnings per Share:
Basic
Income from Continuing Operations	$1.31		$0.45
Net Income	$1.51		$0.50

Diluted
Income from Continuing Operations	$1.29		$0.42
Net Income	$1.48		$0.47

Weighted Average Shares, Basic	122,785		114,090
Weighted Average Shares, Diluted	125,219		123,887

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Twelve Months Ended		Twelve Months Ended
	December 28, 2013	% of	December 29, 2012	% of
	(52 Weeks)	Sales	(52 Weeks)	Sales

Net Sales	$1,264,935	100.0%	$1,043,403	100.0%
Cost of goods sold	539,354	42.6%	444,234	42.6%
Gross Profit	725,581	57.4%	599,169	57.4%
Selling, general & administrative expenses	766,103	60.6%	651,697	62.5%
Impairment of intangible assets	4,991	0.4%	—	—
Operating Loss	(45,513)	(3.6)%	(52,528)	(5.0)%
Other expense, net	(1,674)	(0.1)%	(187)	—
Impairment of cost investment	(6,109)	(0.5)%	—	—
Gain on acquisition of subsidiary	—	—	40,065	3.8%
Gain on sales of trademarks, net	173,133	13.7%	—	—
Loss on extinguishment of debt, net	(1,707)	(0.1)%	(9,754)	(0.9)%
Interest expense, net	(47,241)	(3.7)%	(51,612)	(4.9)%
Income (Loss) Before Benefit for Income Taxes	70,889	5.6%	(74,016)	(7.1)%
Benefit for income taxes	(3,035)	(0.2)%	(3,795)	(0.4)%
Income (Loss) from Continuing Operations	73,924	5.8%	(70,221)	(6.7)%
Discontinued operations, net of income taxes	(929)		(4,284)
Net Income (Loss)	$72,995		$(74,505)

Earnings per Share:
Basic
Income (Loss) from Continuing Operations	$0.61		$(0.64)
Net Income (Loss)	$0.60		$(0.68)

Diluted
Income (Loss) from Continuing Operations	$0.60		$(0.64)
Net Income (Loss)	$0.59		$(0.68)

Weighted Average Shares, Basic (a)	121,057		109,292
Weighted Average Shares, Diluted (a)	124,832		109,292

(a)             Because the Company incurred a loss from continuing operations for the twelve months ended December 29, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Net Income (Loss)	$185,172	$57,034	$72,995	$(74,505)

Other Comprehensive (Loss) Income, Net of Income Taxes:
Cumulative translation adjustment	(4,117)	(4,219)	(11,788)	(3,990)
Unrealized losses on available-for-sale securities, net of income taxes of $0	—	(1)	—	(160)
Change in fair value of cash flow hedges, net of income tax expense of $269, $0, $602 and $0, respectively	439	—	983	—
Comprehensive Income (Loss)	$181,494	$52,814	$62,190	$(78,655)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	December 28, 2013	December 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$130,222	$59,402
Accounts receivable - trade, net	89,554	121,591
Inventories, net	184,634	220,538
Other current assets	45,249	50,725
Assets held for sale	202,054	—
Total current assets	651,713	452,256

Property and Equipment, Net	149,071	219,963
Goodwill	49,111	60,223
Intangibles, Net	90,678	131,350
Other Assets	36,938	38,731
Total Assets	$977,511	$902,523

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$3,407	$4,345
Convertible Senior Notes	—	18,287
Other current liabilities	345,463	393,217
Liabilities held for sale	96,370	—
Total current liabilities	445,240	415,849

Long-Term Debt	390,794	383,662
Other Non-Current Liabilities	173,959	229,942
Stockholders’ Deficit	(32,482)	(126,930)
Total Liabilities and Stockholders’ Deficit	$977,511	$902,523

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Twelve Months Ended
	December 28, 2013	December 29, 2012
	(52 Weeks)	(52 Weeks)

Cash Flows from Operating Activities:
Net income (loss)	$72,995	$(74,505)
Adjustments to arrive at income (loss) from continuing operations	929	4,284
Income (loss) from continuing operations	73,924	(70,221)

Adjustments to reconcile income (loss) from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	59,932	59,130
Impairment of intangible assets	4,991	—
Loss on asset disposals and impairments, including streamlining initiatives, net	47,200	44,458
Deferred income taxes	(4,195)	(5,676)
Share-based compensation	8,446	7,195
Foreign currency transaction losses, net	9,328	1,532
Gain on acquisition of subsidiary	—	(40,065)
Gain on sales of trademarks, net	(173,133)	—
Loss on extinguishment of debt, net	1,707	9,754
Other, net	1,250	1,207
Changes in assets and liabilities:
Decrease (increase) in accounts receivable - trade, net	236	(3,817)
Increase in inventories, net	(37,599)	(10,175)
Increase in other current and non-current assets	(8,085)	(188)
Increase in accounts payable	20,745	11,903
Decrease in accrued expenses and other non-current liabilities	(13,390)	(43,450)
Decrease in income taxes receivable	3,577	801
Net cash (used in) provided by operating activities of discontinued operations	(18,965)	48,970
Net cash (used in) provided by operating activities	(24,031)	11,358

Cash Flows from Investing Activities:
Proceeds from sales of property and equipment	20,264	—
Purchases of property and equipment	(78,114)	(61,861)
Net proceeds from dispositions	192,938	—
Payments for purchases of businesses	—	(41,027)
Payments for in-store merchandise shops	(2,894)	(2,433)
Investments in and advances to equity investees	(5,500)	(5,000)
Other, net	127	825
Net cash used in investing activities of discontinued operations	(32,705)	(21,599)
Net cash provided by (used in) investing activities	94,116	(131,095)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	650,553	247,097
Repayment of borrowings under revolving credit agreement	(647,706)	(247,097)
Proceeds from issuance of Senior Secured Notes	—	164,540
Repayment of Euro Notes	—	(158,027)
Proceeds from capital lease	8,673	—
Principal payments under capital lease obligations	(4,651)	(4,476)
Proceeds from exercise of stock options	4,823	6,205
Payment of deferred financing fees	(5,597)	(7,140)
Net cash provided by financing activities	6,095	1,102

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,197)	(1,899)

Net Change in Cash and Cash Equivalents	70,983	(120,534)
Cash and Cash Equivalents at Beginning of Period	59,402	179,936
Cash and Cash Equivalents at End of Period	130,385	59,402
Less: Cash and Cash Equivalents Held for Sale	163	—
Cash and Cash Equivalents	$130,222	$59,402

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended December 28, 2013 (13 Weeks)
KATE SPADE (b)	$255,667	$64,147	25.1%
Adelington Design Group	19,762	5,393	27.3%
JUICY COUTURE	151,515	10,073	6.6%
LUCKY BRAND	—	693	—
Total - Reportable Segments	$426,944

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended December 29, 2012 (13 Weeks)
KATE SPADE (b)	$172,710	$43,416	25.1%
Adelington Design Group (c)	22,724	6,977	30.7%
JUICY COUTURE	153,653	11,950	7.8%
LUCKY BRAND	—	(88)	—
Total - Reportable Segments	$349,087

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Twelve Months Ended December 28, 2013 (52 Weeks)
KATE SPADE (b)	$743,152	$130,497	17.6%
Adelington Design Group	60,219	15,084	25.0%
JUICY COUTURE	461,564	4,722	1.0%
LUCKY BRAND	—	(2,047)	—
Total - Reportable Segments	$1,264,935

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Twelve Months Ended December 29, 2012 (52 Weeks)
KATE SPADE (b)	$461,926	$94,994	20.6%
Adelington Design Group (c)	82,840	21,009	25.4%
JUICY COUTURE	498,637	24,554	4.9%
LUCKY BRAND	—	(1,884)	—
Total - Reportable Segments	$1,043,403

(a)                Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments.  Segment Adjusted EBITDA does not include Corporate expenses associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs. The Company does not allocate amounts reported below Operating loss to its reportable segments, other than equity income (loss) in equity method investees. The Segment Adjusted EBITDA associated with the LUCKY BRAND segment represents expenses related principally to distribution functions that were included in the LUCKY BRAND historical results, but are not directly attributable to LUCKY BRAND and therefore, have not been included in discontinued operations. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)                Amounts include equity in the losses of equity method investees of $196 and $771 for the three months ended December 28, 2013 and December 29, 2012, respectively and $1,179 and $1,245 for the years ended December 28, 2013 and December 29, 2012, respectively.

(c)                 The following tables provide a reconciliation of Adelington Design Group Net Sales to Adjusted Net Sales.

Twelve Months Ended
December 29, 2012
(52 Weeks)
Adelington Design Group Net Sales:
As Reported	$82,840
Brand-Exiting Activities	514
Adjusted Net Sales	$83,354

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments; and (ii) Income (Loss) from Continuing Operations.

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Segment Adjusted EBITDA:
KATE SPADE	$64,147	$43,416	$130,497	$94,994
Adelington Design Group	5,393	6,977	15,084	21,009
JUICY COUTURE	10,073	11,950	4,722	24,554
LUCKY BRAND	693	(88)	(2,047)	(1,884)
Total Reportable Segments Adjusted EBITDA	80,306	62,255	148,256	138,673
Unallocated Corporate Costs	(15,370)	(13,858)	(64,136)	(69,468)
Other (expense) income (a)	(30)	(911)	(495)	1,058
Less: Foreign currency transaction adjustments, net	302	516	81	375
Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	65,208	48,002	83,706	70,638

Foreign currency transaction adjustments, net	(302)	(516)	(81)	(375)
Depreciation and amortization, net (b)	(15,277)	(13,664)	(52,408)	(49,401)
Charges due to streamlining initiatives, brand-exiting activities, acquisition related costs, impairment of intangible assets and loss on asset disposals and impairments, net	(59,132)	(15,276)	(69,958)	(66,382)
Share-based compensation (c)	(4,119)	(476)	(8,446)	(7,195)
Impairment of cost investment	—	—	(6,109)	—
Gain on acquisition of subsidiary	—	40,065	—	40,065
Gain on sales of trademarks, net (d)	179,218	—	173,133	—
Loss on extinguishment of debt, net	—	(1,085)	(1,707)	(9,754)
Interest expense, net	(11,186)	(13,825)	(47,241)	(51,612)
Benefit for income taxes	(6,897)	(8,553)	(3,035)	(3,795)
Income (Loss) from Continuing Operations	$161,307	$51,778	$73,924	$(70,221)

(a)                   Amounts do not include equity in the  losses of equity method investees of $196 and $771  for the three months ended December 28, 2013 and December 29, 2012, respectively and $1,179 and $1,245 for the years ended December 28, 2013 and December 29, 2012, respectively.

(b)                  Excludes amortization included in Interest expense, net.

(c)                   Includes share-based compensation expense of $3.3 million and $3.8 million for the three and twelve months ended December 28, 2013, respectively, that was classified as restructuring.

(d)                  Reflects the sale of the JUICY COUTURE trademark in the fourth quarter of 2013.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Income (Loss) from Continuing Operations to Adjusted Income (Loss) from Continuing Operations (a) and (ii) Operating (Loss) Income to Adjusted Income (Loss) from Continuing Operations (a):

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Income (Loss) from Continuing Operations	$161,307	$51,778	$73,924	$(70,221)
Streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets (b)	60,517	4,240	70,324	49,709
Loss on extinguishment of debt	—	1,085	1,707	9,754
Interest expense (c)	173	231	742	1,033
Gain on acquisition of subsidiary	—	(40,065)	—	(40,065)
Impairment of cost investment	—	—	6,109	—
Gain on sales of trademarks	(179,218)	—	(173,133)	—
(Provision) benefit for income taxes	(23,605)	(12,628)	1,825	15,516
Adjusted Income (Loss) from Continuing Operations (a)	$19,174	$4,641	$(18,502)	$(34,274)

Operating (Loss) Income	$(13,397)	$19,752	$(45,513)	$(52,528)
Streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets (b)	60,517	4,240	70,324	49,709
Adjusted Operating Income (Loss) (a)	47,120	23,992	24,811	(2,819)

Adjusted interest expense, net (d)	(11,013)	(13,594)	(46,499)	(50,579)
Other expense, net	(225)	(1,682)	(1,674)	(187)
Provision (benefit) for income taxes (e)	16,708	4,075	(4,860)	(19,311)

Adjusted Income (Loss) from Continuing Operations (a)	$19,174	$4,641	$(18,502)	$(34,274)

Adjusted Basic Earnings per Common Share from Continuing Operations (a)(f)	$0.16	$0.04	$(0.15)	$(0.31)

Adjusted Diluted Earnings per Common Share from Continuing Operations (a)(f)	$0.15	$0.04	$(0.15)	$(0.31)

(a)                   Adjusted Operating Income excludes streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets.  In addition to those items, Adjusted Income (Loss) from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude loss on extinguishment of debt, gain on sales of trademarks and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)                  The following table includes LUCKY BRAND restructuring charges principally related to distribution functions that are not directly attributable to LUCKY BRAND and therefore have not been included in discontinued operations. During the three and twelve months ended December 28, 2013 and December 29, 2012, the Company recorded expenses related to its streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets as follows:

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
JUICY COUTURE	$45,127	$717	$47,481	$7,049
KATE SPADE	263	135	791	2,519
LUCKY BRAND	403	40	1,213	2,594
Adelington Design Group	109	86	272	3,112
Corporate	6,733	3,691	8,277	32,334

Store closure, other brand-exiting and acquisition related costs:
JUICY COUTURE	6,702	(178)	6,569	316
KATE SPADE	39	139	1,210	582
LUCKY BRAND	—	(174)	(153)	324
Adelington Design Group	5	(216)	140	879
Corporate	1,136	—	1,224	—
Total streamlining initiatives, brand-exiting activities and acquisition related costs:	60,517	4,240	67,024	49,709

Impairment of intangible assets	—	—	3,300	—
	$60,517	$4,240	$70,324	$49,709

(c)                   Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.

(d)                  Excludes interest expense of $173, $231, $742 and $1,033 for the three and twelve months ended December 28, 2013 and December 29, 2012, respectively, related to a multi-employer pension withdrawal liability, which is payable over four years.

(e)                   Reflects a normalized tax rate based on estimated adjusted pretax income (loss).

(f)                    Adjusted diluted earnings per share for the three months ended December 28, 2013 and December 29, 2012 are based on 125,219 and 123,887 shares outstanding, respectively. As the Company incurred an adjusted loss from continuing operations for the twelve months ended December 28, 2013 and December 29, 2012, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

December 28, 2013

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$298,701

Outstanding Borrowings	2,997

Letters of Credit Issued	19,051
Available Capacity	$276,653

Excess Capacity (b)	$241,653

(a)                   Availability under the revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)                  Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $35 million.